FILED PURSUANT TO RULE 433

File No. 333-255302

CITIGROUP INC.

$2,750,000,000

6.270% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	November 9, 2022

Settlement Date:	November 17, 2022 (T+5 days)

Maturity:	November 17, 2033

Par Amount:	$2,750,000,000

Treasury Benchmark:	2.750% due August 15, 2032

Treasury Price:	$88-22+

Treasury Yield:	4.170%

Re-offer Spread to Benchmark:	T10+210 bp

Re-offer Yield:	6.270%

Fixed Rate Coupon & Payment Dates:	6.270% per annum, payable semiannually in arrears on each May 17 and November 17, beginning on May 17, 2023, from, and including, the Settlement Date to, but excluding, November 17, 2032 (the “fixed rate period”). Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, November 17, 2032 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated May 11, 2021 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 2.338%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on February 22, 2033 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 17th of each February, May, August and November, beginning on February 17, 2033 and ending at Maturity or any earlier redemption date.

Modified following business day convention during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,738,312,500 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

CITIGROUP INC.

$2,750,000,000

6.270% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after May 17, 2023 (or if additional notes are issued after November 17, 2022, beginning six months after the issue date of such additional notes) and prior to November 17, 2032 at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to November 17, 2032, plus 0.350%.

We may redeem the notes, at our option, (i) in whole, but not in part, on November 17, 2032, or (ii) in whole at any time or in part from time to time, on or after October 17, 2033 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 PA3

ISIN:	US172967PA33

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers:

Barclays Capital Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Commonwealth Bank of Australia

Danske Markets Inc.

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Intesa Sanpaolo S.p.A.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Roberts & Ryan Investments, Inc.

Samuel A. Ramirez & Company, Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

CITIGROUP INC.

$2,750,000,000

6.270% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

Academy Securities, Inc.

Agricultural Bank of China Limited Hong Kong Branch

American Veterans Group, PBC

AmeriVet Securities, Inc.

ANZ Securities, Inc.

Banco de Sabadell, S.A.

Bancroft Capital, LLC

Blaylock Van, LLC

BNY Mellon Capital Markets, LLC

CaixaBank, S.A.

CAVU Securities, LLC

China CITIC Bank International Limited

CIBC World Markets Corp.

DBS Bank Ltd.

Desjardins Securities Inc.

Drexel Hamilton, LLC

Emirates NBD Bank PJSC

Fifth Third Securities, Inc.

Great Pacific Securities

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

Melvin Securities, LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Multi-Bank Securities, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

NatWest Markets Securities Inc.

Nordea Bank AB

RB International Markets (USA) LLC

Stern Brothers & Co.

Tigress Financial Partners LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-255302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.